Exhibit 99.1

Limoneira Company Announces Fiscal Fourth Quarter and Full Year 2021 Financial Results
Achieved Strong Fresh Lemon Utilization in Fiscal Year 2021 and Brokered Fruit Revenue more than Doubled Compared to Fiscal Year 2020

Anticipates Pricing Improvement in Fresh Lemon Cartons in Fiscal Year 2022 Compared to Prior Year

Company Closed Sales of 232 Harvest at Limoneira Lots During Fiscal Year 2021: Completing Phase 1 of Harvest at Limoneira

554 Lot Sales for Phase 2 of Harvest at Limoneira Beginning in Fiscal Year 2022

SANTA PAULA, Calif.-- (BUSINESS WIRE) – January 10, 2022 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the fourth quarter and full fiscal year ended October 31, 2021.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “Fourth quarter of fiscal year 2021 revenue, in our seasonally slower quarter, increased 13% compared to the same period last year. These results were driven by higher lemon prices and very strong brokered fruit revenue which more than doubled compared to last year. Lemon pricing improved in the back half of fiscal year 2021 and we expect this trend to continue throughout fiscal year 2022. We achieved our solid top line results even as the widely publicized global logistical delays continue to affect the entire agriculture industry and reduce exports to Asia. Specifically, due to these shipping delays and spoilage occurring in the fourth quarter, we expect to receive insurance compensation in the first quarter of calendar year 2022.”

Mr. Edwards continued, “Throughout fiscal year 2021, we made great strides in expanding our One World of Citrus™ initiative and improving our long-term growth opportunities. We continued to focus on expanding our grocery opportunities as well as strengthening our foodservice relationships as many restaurants began to open again after closures due to the COVID-19 pandemic. We made a strategic decision to dramatically expand our brokered fruit business which offset seasonally lower domestic volumes in the fourth quarter providing supplemental fruit for our global customers. Lastly, our real estate development project, Harvest at Limoneira, continues to perform very well and has now closed 586 lots since inception, including 30 new lot closings in the fourth quarter of fiscal year 2021. We have now completely sold all lots in Phase 1 of this project and are now focused on the 554 lots for sale in Phase 2. We expect to begin receiving cash distributions this year from Harvest at Limoneira and fully expect to generate $80 million of cash distributions over the next five years. In addition, we believe there is upside to our stated cash distributions due to the potential increased number of sellable lots entitled in Harvest at Limoneira as well as the opportunity of the recently announced medical campus in our East Area 2 development.”

Fiscal Year 2021 Fourth Quarter Results

For the fourth quarter of fiscal year 2021, total net revenue was $33.5 million, compared to total net revenue of $29.8 million in the fourth quarter of the previous fiscal year. Agribusiness revenue was $32.3 million, compared to

$28.6 million in the fourth quarter of last fiscal year. Other operations revenue was flat compared to the prior year at $1.2 million for the fourth quarter of fiscal year 2021.

Agribusiness revenue for the fourth quarter of fiscal year 2021 includes $7.8 million in fresh lemon sales, compared to $13.3 million of fresh lemon sales during the same period of fiscal year 2020. Approximately 390,000 cartons of U.S. packed fresh lemons were sold in aggregate during the fourth quarter of fiscal year 2021 at a $20.00 average price per carton compared to approximately 596,000 cartons sold at a $19.23 average price per carton during the fourth quarter of fiscal year 2020. The decreased volume of fresh lemons partially relates to the timing of harvesting and logistical delays affecting our industry. We originally expected delayed shipments of our citrus products to move from the third quarter into the fourth quarter of fiscal year 2021; however, the continuation of shipping delays and congested ports throughout the world caused a physical loss on a portion of these shipments and the balance had to be placed into different channels. The Company expects to receive insurance compensation in the first quarter of calendar year 2022 related to the fourth quarter fruit spoilage.

The Company generated $17.4 million of brokered fruit revenue in the fourth quarter of fiscal year 2021, compared to $8.1 million in the same period last year. Approximately 941,000 cartons of brokered fruit were sold during the fourth quarter of fiscal year 2021 at an $18.44 average price per carton compared to approximately 449,000 cartons sold at an $18.13 average price per carton during the fourth quarter of fiscal year 2020. Brokered fruit revenue is primarily comprised of packed fruit for resale where the Company is the principal in the transaction.

The Company recognized nominal avocado revenue in the fourth quarter of fiscal year 2021, compared to $0.5 million in the same period last fiscal year. Approximately 3,000 pounds of avocados were sold in aggregate during the fourth quarter of fiscal year 2021 at a $1.36 average price per pound compared to approximately 0.5 million pounds sold at a $0.99 average price per pound during the fourth quarter of fiscal year 2020. The reduction in avocado revenue compared to the prior year is due to the highly publicized lack of rainfall throughout California and the West Coast, which reduced the overall size of the actual avocado fruit pieces. The fruit harvest was essentially completed in the third quarter of fiscal year 2021.

The Company recognized nominal orange revenue in the fourth quarter of fiscal year 2021, compared to $0.5 million in the same period of fiscal year 2020. The decrease is primarily attributable to pricing adjustments in the fourth quarter of fiscal year 2021 related to oranges delivered to third-party packinghouses. Specialty citrus and other crop revenues increased to $3.2 million for the fourth quarter of fiscal year 2021, compared to $2.0 million in the same period of fiscal year 2020, primarily due to increased production of wine grapes.

Total costs and expenses for the fourth quarter of fiscal year 2021 were $40.0 million, compared to $39.3 million in the fourth quarter of last fiscal year.

Despite the temporary challenges with the Company’s supply chain, operating loss for the fourth quarter of fiscal year 2021 decreased to $6.5 million, compared to operating loss of $9.5 million in the fourth quarter of the previous fiscal year.

Net loss applicable to common stock for the fourth quarter of fiscal year 2021 was $5.0 million, compared to net loss of $7.6 million in the fourth quarter of fiscal year 2020. Net loss per diluted share for the fourth quarter of fiscal year 2021 was $0.28 compared to net loss per diluted share of $0.43 for the same period of fiscal year 2020.

Adjusted net loss for the fourth quarter of fiscal year 2021 was $4.9 million or $0.28 per diluted share, compared to the fourth quarter of fiscal year 2020 of $7.6 million or $0.43 per diluted share. A reconciliation of net loss attributable to Limoneira Company to adjusted net loss is provided at the end of this release.

Adjusted EBITDA was a loss of $3.5 million in the fourth quarter of fiscal year 2021, compared to a loss of $7.2 million in the same period of fiscal year 2020. A reconciliation of net loss attributable to Limoneira Company to adjusted EBITDA is provided at the end of this release.

Fiscal Year 2021 Results

For the fiscal year ended October 31, 2021, revenue was $166.0 million, compared to $164.6 million in the same period last fiscal year. Operating loss for fiscal year 2021 was $6.3 million, compared to an operating loss of $19.0 million for fiscal year 2020. The effective tax rate for fiscal year 2021 decreased to 6.4% from 32.2% in the prior year primarily due to allowances on deferred tax assets in Chile and Argentina. The Company recorded a $0.3 million income tax benefit on $4.2 million of pre-tax losses compared to a benefit of $8.5 million on pre-tax losses of $26.4 million in fiscal year 2020. Net loss applicable to common stock was $3.9 million for fiscal year 2021, compared to a net loss applicable to common stock of $16.9 million for fiscal year 2020. Net loss per diluted share for fiscal year 2021 was $0.23, compared to a net loss per diluted share of $0.96 for fiscal year 2020.

For fiscal year 2021, adjusted net loss attributable to Limoneira Company was $3.9 million compared to adjusted net loss attributable to Limoneira Company of $12.0 million for fiscal year 2020. In fiscal year 2021, adjusted net loss per diluted share was $0.22 compared to adjusted net loss per diluted share of $0.68 for fiscal year 2020, based on approximately 17.6 million and 17.7 million, respectively, weighted average diluted common shares outstanding.

Adjusted EBITDA for fiscal year 2021 was $7.3 million compared to a loss of $6.3 million in the same period last year.

Balance Sheet and Liquidity

During the fiscal year ended October 31, 2021, net cash provided by operating activities was $9.6 million, compared to net cash used in operating activities of $11.3 million in the prior fiscal year. For fiscal year 2021, net cash used in investing activities was $10.2 million, compared to net cash provided by investing activities of $3.8 million in the prior fiscal year. Net cash provided by financing activities was $0.5 million for fiscal year 2021, compared to net cash provided by financing activities of $7.4 million in the same period last fiscal year.

Long-term debt as of October 31, 2021, was $130.4 million, compared to $122.6 million at the end of fiscal year 2020.

Real Estate Development and Property Sales

The Company’s joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project, named Harvest at Limoneira, is currently expected to have approximately 1,500 total residential units built and sold over the life of the project. Through October 31, 2021, the joint venture has closed the sales of lots representing 586 residential units. This concludes the sale of lots in Phase 1 of this development and the Company is now focused on the 554 lots in Phase 2.

In July 2021, the Company entered into a non-binding letter of intent to sell approximately 25 acres of its East Area II property in five staged purchases to an investment company for the purpose of constructing a medical campus consisting of medical office buildings and an acute care hospital. Completion of the transaction is subject to the execution of a purchase and sale agreement and resolution of certain contingencies.

In the first quarter of fiscal year 2020, the Company entered into an agreement to sell its Sevilla property for $2.7 million, which is expected to close in the second quarter of fiscal year 2022. After transaction and other costs, the Company expects to receive proceeds of approximately $2.6 million and recognize an immaterial gain upon closing. As of October 31, 2021, the $2.5 million carrying value of the property was classified as held for sale and included in prepaid expenses and other current assets.

COVID-19

The COVID-19 pandemic has had an adverse impact on the industries and markets in which the Company conducts business. In particular, the United States lemon market has seen a significant decline in volume, with lemon demand falling since widespread shelter in place orders were issued in mid-March 2020, resulting in a significant market oversupply. The export market for fresh product has also significantly declined due to the COVID-19 pandemic impacts. As of October 31, 2021, the demand within both markets is recovering but has not yet returned to pre-pandemic levels.

The decline in demand for Limoneira’s products beginning the second quarter of fiscal year 2020, which the Company believes was due to the COVID-19 pandemic, negatively impacted sales and profitability for the last three quarters of fiscal year 2020 and all of fiscal year 2021. Limoneira’s retail food and club grocery business has performed significantly better than expectations during this period and fared better than its foodservice business, which has suffered from closures of full-service restaurants, quick service restaurants and bar business due to the COVID-19 pandemic. In an effort to offset the declines from foodservice, the Company pivoted heavily toward retail food and club grocery and picked up additional accounts during the fiscal year ended October 31, 2020. While the duration of these trends and the magnitude of such impacts cannot be precisely estimated at this time, as they are influenced by a number of factors outside management’s control, the Company is strengthening its position as its foodservice business begins to come back.

Limoneira is continuing to closely monitor the impact of the COVID-19 pandemic and is taking actions to ensure its ability to safeguard the health of its employees, maintain the ability to serve customers and manage its financial performance and liquidity.

Guidance

The COVID-19 pandemic continues to affect the Company’s food service business and industry logistics on a global basis. The Company believes it will experience improving results in fiscal year 2022 compared to fiscal year 2021 due to its stronger position in retail food and club grocery and growing brokered fruit revenues. As food service and export markets recover, the Company expects lemon prices to increase in fiscal year 2022 compared to fiscal year 2021.

The Company expects fresh lemon volumes to be in the range of 4.5 million to 5.0 million cartons for fiscal year 2022. Avocado volumes are expected to be in the range of 5.0 million to 6.0 million pounds for fiscal year 2022.

The Company expects to receive $80 million from Harvest at Limoneira during the next five fiscal years, beginning in fiscal year 2022.

Current Harvest at Limoneira Cash Flow Projections

Fiscal Years	2021	2022	2023	2024	2025	2026
Projected Distributions	Neutral	$3 Million	$15 Million	$27 Million	$25 Million	$10 Million

The Company has an additional 1,000 acres of non-bearing lemons estimated to become full bearing over the next four years, which will enable the Company to achieve strong organic growth for many years to come. The Company expects 200 of the 1,000 acres to become full bearing in fiscal year 2022. The Company anticipates this additional acreage will increase its domestic supply of Limoneira-owned lemons from its 2021 level by approximately 50%, or by about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third-party grower fruit. The foregoing describes organic growth and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results today at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Monday, January 24, 2022, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 13724564.

About Limoneira Company

Limoneira Company, a 129-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investor:
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal years 2022 and beyond, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except share amounts)

	October 31,
	2021	2020
Assets
Current assets:
Cash	$439	$501
Accounts receivable, net	17,483	16,261
Cultural costs	7,500	6,865
Prepaid expenses and other current assets	10,709	10,688
Receivables/other from related parties	5,958	2,294
Income taxes receivable	—	5,911
Total current assets	42,089	42,520
Property, plant and equipment, net	242,420	242,649
Real estate development	22,828	21,636
Equity in investments	64,072	61,214
Goodwill	1,527	1,535
Intangible assets, net	8,329	11,309
Other assets	11,011	8,737
Total assets	$392,276	$389,600

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$8,963	$5,838
Growers and suppliers payable	10,371	8,126
Accrued liabilities	6,542	7,947
Payables to related parties	6,976	6,273
Current portion of long-term debt	2,472	3,277
Total current liabilities	35,324	31,461
Long-term liabilities:
Long-term debt, less current portion	130,353	122,571
Deferred income taxes	22,853	22,430
Other long-term liabilities	4,501	6,568
Total liabilities	193,031	183,030
Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at October 31, 2021 and 2020) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at October 31, 2021 and 2020) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331
Stockholders' equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at October 31, 2021 and 2020)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 17,936,377 and 17,857,707 shares issued and 17,685,400 and 17,606,730 shares outstanding at October 31, 2021 and 2020, respectively)	179	179
Additional paid-in capital	163,965	162,084
Retained earnings	21,552	30,797
Accumulated other comprehensive loss	(5,733)	(7,548)
Treasury stock, at cost, 250,977 shares at October 31, 2021 and 2020	(3,493)	(3,493)
Noncontrolling interest	11,965	13,741
Total stockholders' equity	188,435	195,760
Total liabilities and stockholders' Equity	$392,276	$389,600

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except share amounts)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2021	2020	2021	2020
Net revenues:
Agribusiness	$32,301	$28,628	$161,381	$159,937
Other operations	1,194	1,145	4,646	4,622
Total net revenues	33,495	29,773	166,027	164,559
Costs and expenses:
Agribusiness	34,421	32,482	148,492	157,281
Other operations	1,143	1,108	4,332	4,504
Loss (gain) on disposal of assets	109	(17)	109	502
Selling, general and administrative	4,273	5,723	19,427	21,280
Total costs and expenses	39,946	39,296	172,360	183,567
Operating loss	(6,451)	(9,523)	(6,333)	(19,008)
Other expense (income):
Interest income	100	51	379	362
Interest expense	(439)	(648)	(1,501)	(2,048)
Equity in earnings (loss) of investments	732	(2)	3,203	339
Loss on stock in Calavo Growers, Inc.	—	—	—	(6,299)
Other income, net	6	(27)	89	219
Total other expense (income)	399	(626)	2,170	(7,427)

Loss before income tax benefit	(6,052)	(10,149)	(4,163)	(26,435)

Income tax benefit	1,388	2,618	266	8,494
Net loss	(4,664)	(7,531)	(3,897)	(17,941)
(Income) loss attributable to noncontrolling interest	(207)	97	456	1,506
Net loss attributable to Limoneira Company	(4,871)	(7,434)	(3,441)	(16,435)
Preferred dividends	(125)	(125)	(501)	(501)
Net loss applicable to common stock	$(4,996)	$(7,559)	$(3,942)	$(16,936)

Basic net loss per common share	$(0.28)	$(0.43)	$(0.23)	$(0.96)

Diluted net loss per common share	$(0.28)	$(0.43)	$(0.23)	$(0.96)

Weighted-average common shares outstanding-basic	17,572,000	17,617,000	17,555,000	17,666,000
Weighted-average common shares outstanding-diluted	17,572,000	17,617,000	17,555,000	17,666,000

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes loss on stock in Calavo and loss (gain) on disposal of assets, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. In addition, we have presented adjusted net loss attributable to Limoneira Company and adjusted net loss per common share attributable to Limoneira Company to reflect the exclusion of loss on stock in Calavo and loss (gain) on disposal of assets. Adjusted EBITDA, adjusted net loss attributable to Limoneira Company and adjusted net loss per common share attributable to Limoneira Company in previous periods also excluded LLCB earnings in equity investment which is no longer excluded due to management’s anticipation of future cash distributions related to the investment in LLCB. Adjusted EBITDA, adjusted net loss attributable to Limoneira Company and adjusted net loss per common share attributable to Limoneira Company for prior periods have been restated to conform to the current presentation. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. The Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

EBITDA and adjusted EBITDA are summarized and reconciled to net loss attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2021	2020	2021	2020
Net loss attributable to Limoneira Company	$(4,871)	$(7,434)	$(3,441)	$(16,435)
Interest income	(100)	(51)	(379)	(362)
Interest expense, net of patronage dividends	439	648	1,501	2,048
Income tax benefit	(1,388)	(2,618)	(266)	(8,494)
Depreciation and amortization	2,322	2,542	9,812	10,097
EBITDA	(3,598)	(6,913)	7,227	(13,146)
Loss on stock in Calavo Growers, Inc.	—	—	—	6,299
Loss (gain) on disposal of assets	129	(267)	109	502
Adjusted EBITDA	$(3,469)	$(7,180)	$7,336	$(6,345)

The following is a reconciliation of net loss attributable to Limoneira Company to adjusted net loss attributable to Limoneira Company (in thousands, except share amounts):

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2021	2020	2021	2020
Net loss attributable to Limoneira Company	$(4,871)	$(7,434)	$(3,441)	$(16,435)
Preferred dividends and effect of unvested, restricted stock	(135)	(137)	(536)	(545)
Net loss for basic EPS	(5,006)	(7,571)	(3,977)	(16,980)
Loss on stock in Calavo	—	—	—	6,299
Loss (gain) on disposal of assets	129	(17)	109	502
Tax effect of adjustments at federal and state rates	(38)	3	(32)	(1,795)
Adjusted net loss attributable to Limoneira Company	$(4,915)	$(7,585)	$(3,900)	$(11,974)

Adjusted net loss for diluted EPS	$(4,915)	$(7,585)	$(3,900)	$(11,974)

Actual:
Basic net loss per common share	$(0.28)	$(0.43)	$(0.23)	$(0.96)
Diluted net loss per common share	$(0.28)	$(0.43)	$(0.23)	$(0.96)

Weighted-average common shares outstanding-basic	17,572,000	17,617,000	17,555,000	17,666,000
Weighted-average common shares outstanding-diluted	17,572,000	17,617,000	17,555,000	17,666,000
Adjusted:
Basic net loss per common share	$(0.28)	$(0.43)	$(0.22)	$(0.68)
Diluted net loss per common share	$(0.28)	$(0.43)	$(0.22)	$(0.68)

Weighted-average common shares outstanding-basic	17,572,000	17,617,000	17,555,000	17,666,000
Weighted-average common shares outstanding-diluted	17,572,000	17,617,000	17,555,000	17,666,000

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended October 31, 2021
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$27,253	$1,974	$—	$4	$3,070	$32,301
Intersegment revenue	—	2,478	(2,478)	—	—	—
Total net revenues	27,253	4,452	(2,478)	4	3,070	32,301
Costs and expenses	26,135	6,334	(2,478)	70	2,325	32,386
Depreciation and amortization	—	—	—	—	—	2,035
Operating income (loss)	$1,118	$(1,882)	$—	$(66)	$745	$(2,120)

	Agribusiness Segment Information for the Three Months Ended October 31, 2020
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$23,919	$1,661	$—	$483	$2,565	$28,628
Intersegment revenue	—	4,931	(4,931)	—	—	—
Total net revenues	23,919	6,592	(4,931)	483	2,565	28,628
Costs and expenses	24,818	7,638	(4,931)	597	2,132	30,254
Depreciation and amortization	—	—	—	—	—	2,228
Operating (loss) income	$(899)	$(1,046)	$—	$(114)	$433	$(3,854)

Lemons	Q4 2021	Q4 2020	Lemon Packing	Q4 2021	Q4 2020
United States:			Cartons packed and sold	389	787
Acres harvested	3,600	3,600	Revenue	$4,452	$6,592
Limoneira cartons sold	164	221	Direct costs	6,334	7,638
Third-party grower cartons sold	226	375	Operating loss	$(1,882)	$(1,046)
Average price per carton	$20.00	$19.23
Chile:			Avocados	Q4 2021	Q4 2020
Lemon revenue	$300	$1,100	Pounds sold	3	487
40-pound carton equivalents	363	292	Average price per pound	$1.36	$0.99
Argentina:
Lemon revenue	$300	$1,900	Other Agribusiness	Q4 2021	Q4 2020
40-pound carton equivalents	172	190	Orange cartons sold	12	8
			Average price per carton	$—	$—
Lemon shipping and handling	$2,000	$1,700	Specialty citrus cartons sold	—	—
Lemon by-product sales	$400	$500	Average price per carton	$—	$—
Brokered fruit and other lemon sales	$18,400	$9,000

Agribusiness costs and expenses	Q4 2021	Q4 2020
Packing costs	$6,860	$8,266
Harvest costs	3,401	3,164
Growing costs	4,847	5,552
Third-party grower and supplier costs	17,278	13,272
Depreciation and amortization	2,035	2,228
Agribusiness costs and expenses	$34,421	$32,482